As filed with the Securities and Exchange Commission on July 19, 2002
                                                      Registration No. 333-90370

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           GRAFTECH INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                   06-1385548
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                                 BRANDYWINE WEST
                                1521 CONCORD PIKE
                                    SUITE 301
                           WILMINGTON, DELAWARE 19803
                                 (302) 778-8227
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                KAREN G. NARWOLD
          VICE PRESIDENT, GENERAL COUNSEL, HUMAN RESOURCES & SECRETARY
                           GRAFTECH INTERNATIONAL LTD.
                                 BRANDYWINE WEST
                                1521 CONCORD PIKE
                                    SUITE 301
                           WILMINGTON, DELAWARE 19803
                                 (302) 778-8214
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                 WITH A COPY TO:
                             M. RIDGWAY BARKER, ESQ.
                            KELLEY DRYE & WARREN LLP
                               TWO STAMFORD PLAZA
                              281 TRESSER BOULEVARD
                           STAMFORD, CONNECTICUT 06901
                                 (203) 324-1400

                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 19, 2002

PROSPECTUS
----------

                                 426,400 SHARES

                           GRAFTECH INTERNATIONAL LTD.

                                  COMMON STOCK

        We have issued and contributed 426,400 shares of our common stock to a benefits protection trust which we adopted to assist us in providing for payment of certain benefit plan obligations to management. We have instructed the trust to sell these shares promptly and in an orderly fashion. We have authorized the trust to use its discretion as to the specific timing, process and other terms of sale of the shares. The trust may sell the shares offered hereby on any stock exchange, market or trading facility on which the shares are traded, in block trades or in private transactions. These sales may be at fixed or negotiated prices. Because we may withdraw from the trust the shares contributed to the trust and/or the proceeds received from any sales of such shares prior to a change of control of us, sales of these shares are deemed to be sales by us for purposes of Federal securities laws. Regardless of whether such sales are deemed to be by the trust or by us, we expect all net proceeds from the sale of the shares offered hereby will be used to pay benefit plan obligations to management.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "GTI." On July 18, 2002, the closing sale price of our common stock, as reported by the NYSE, was $9.40 per share.

                              --------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                              --------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is             , 2002

                       WHERE YOU CAN FIND MORE INFORMATION

        We are required to file periodic reports, proxy statements and other information relating to our business, financial statements and other matters with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our reports and proxy statements and other information relating to us can also be inspected at the NYSE located at 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common stock being offered by this prospectus. The term "registration statement," of which this prospectus is a part, means the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not included in this prospectus. The registration statement can be inspected and copied at the locations described above. In addition, each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete statement of its provisions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold.

        o Annual Report on Form 10-K for the year ended December 31, 2001 except for Items 6, 7 and 8 therein;

        o Quarterly Report on Item 10-Q for the quarter ended March 31, 2002 except for Items 1, 2 and 3 therein;

        o   Proxy Statement on Schedule 14A, dated March 29, 2002;

        o   Current Report on Form 8-K, filed on January 28, 2002;

        o   Current Report on Form 8-K, filed on February 11, 2002;

        o   Current Report on Form 8-K, filed on February 19, 2002;

        o   Current Report on Form 8-K, filed on April 23, 2002;

        o   Current Report on Form 8-K, filed on May 1, 2002;

        o   Current Report on Form 8-K, filed on May 1, 2002;

        o   Current Report on Form 8-K, filed on May 2, 2002;

        o   Current Report on Form 8-K, filed on May 7, 2002;

        o   Current Report on Form 8-K, filed on May 7, 2002;

        o   Current Report on Form 8-K, filed on May 9, 2002;

        o   Current Report on Form 8-K, filed on May 24, 2002;

        o Our registration statement on Form S-4, as amended (Registration No. 333-87302);

        o The description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888) dated July 28, 1995, filed with the SEC under Section 12 of the Exchange Act; and

        o The description of our preferred stock purchase rights contained in our registration statement on Form 8-A (File No. 1-13888) dated September 10, 1998, filed with the SEC under Section 12 of the Exchange Act.

        Any statement contained in a previously filed document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Only the modified or superseded statement shall constitute a part of this prospectus.

     You may request a copy of these filings, other than their exhibits, at no cost, by oral or written request to: GrafTech International Ltd., Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, Attention: Elise
A. Garofalo, Director of Investor Relations, Telephone (302) 778-8227.

                           FORWARD LOOKING STATEMENTS

        This prospectus contains forward looking statements. In addition, from time to time, we or our representatives have made or may make forward looking statements orally or in writing. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of various businesses; strategic plans and programs; impacts of regional and global economic conditions; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenue, business opportunities, values, debt levels, cash flow, cost savings and reductions, margins, earnings and growth. The words "will," "may," "plan," "estimate," "project," "believe," "anticipate," "intend," "expect," "should," "target," "goal" and similar expressions identify some of these statements.

        Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

        o the possibility that global or regional economic conditions affecting our products may not improve or may worsen;

        o the possibility that announced or anticipated additions to capacity for producing steel in electric arc furnaces, or announced or anticipated reductions in graphite electrode manufacturing capacity, may not occur;

        o the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volume of graphite electrodes;

        o the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

        o the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane fuel cells which use natural graphite materials and components and the possibility that manufacturers of proton exchange membrane fuel cells using those materials or components may obtain those materials or components or the natural graphite used in them from other sources;

        o the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

        o the possibility of delays in meeting or failure to meet contractually specified development objectives and the possible inability to fund and successfully complete expansion of manufacturing capacity to meet growth in demand for new or improved products, if any;

        o the possibility that we may not be able to protect our intellectual property or that intellectual property used by us infringes the rights of others;

        o the occurrence of unanticipated events or circumstances relating to pending antitrust investigations, lawsuits or claims;

        o the commencement of new investigations, lawsuits or claims relating to the same subject matter as the pending investigations, lawsuits or claims;

        o the possibility that the lawsuit against our former parents initiated by us could be dismissed or settled, our theories of liabilities or damages could be rejected, material counterclaims could be asserted against us, legal expenses and distraction of management could be greater than anticipated, or unanticipated events or circumstances may occur;

        o the possibility that expected cost savings from our 2002 new major cost savings plan, including our POWER OF ONE initiative and the shutdown of certain of our facilities or other cost savings efforts, will not be fully realized;

        o the possibility that anticipated benefits from the realignment of our businesses into two new divisions may be delayed or may not occur;

        o the possibility that the corporate realignment of our subsidiaries may not be completed when anticipated or at all and that, as a result, the anticipated benefits therefrom may not be achieved when anticipated or at all;



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

        o the possibility that we may incur unanticipated health, safety or environmental compliance, remediation or other costs or experience unanticipated raw material or energy supply, manufacturing operation or labor difficulties;

        o the occurrence of unanticipated events or circumstances relating to strategic plans or programs or relating to corporate realignment, restructuring, strategic alliance, supply chain, technology development, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial or capital projects;

        o changes in interest or currency exchange rates, changes in competitive conditions, changes in inflation affecting our raw material, energy or other costs, development by others of substitutes for some of our products and other technological developments;

        o the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our senior secured bank credit facilities (the "SENIOR FACILITIES"); and

        o other risks and uncertainties, including those described elsewhere or incorporated by reference in this prospectus.

        Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

        We can give you no assurance that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

        All subsequent written and oral forward looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

                                   THE COMPANY

        We are one of the world's largest manufacturers and providers of high quality natural and synthetic graphite- and carbon-based products and services, offering energy solutions to industry-leading customers worldwide. We manufacture graphite and carbon electrodes and cathodes, used primarily in electric arc furnace steel production and aluminum smelting. We also manufacture other natural and synthetic graphite and carbon products used in, and provide services to, the fuel cell power generation, electronics, semiconductor and transportation markets. We believe that we have the leading market share in all of our major product lines. We have over 100 years of experience in the research and development of graphite and carbon technology, and currently hold numerous patents related to this technology.

        We are a global business, selling our products and engineering and technical services in more than 70 countries. We have 13 manufacturing facilities strategically located in Brazil, Mexico, South Africa, France, Spain, Russia and the U.S., and a planned joint venture manufacturing facility located in China, which, subject to receipt of required Chinese governmental approvals and satisfaction of other conditions, is expected to commence operations in 2003. Our customers include industry leaders such as Nucor Corporation and Arcelor in steel, Alcoa Inc. and Pechiney in aluminum, Ballard Power Systems in fuel cells, Intel Corporation in electronics, MEMC Electronic Materials, Inc. in semiconductors and The Boeing Company in transportation. In 2001, our net sales were $654 million and our as adjusted EBITDA was $130 million. EBITDA, for this purpose, means operating profit (loss), plus depreciation, amortization, impairment losses on long-lived and other assets, impairment losses on investments, inventory write-downs and that portion of restructuring charges (credits) applicable to non-cash asset write-offs. Adjusted EBITDA, for this purpose, means EBITDA plus the cash portion of restructuring charges (credits), charges (credits) for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims, securities class actions and stockholder derivative lawsuits, the charge related to the withdrawn public offering by Graftech and the charges in connection with the corporate realignment of our subsidiaries. We believe that EBITDA and Adjusted EBITDA are generally accepted as providing useful information regarding a company's ability to incur and service debt. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Our method for calculating EBITDA or Adjusted EBITDA may not be comparable to methods used by other companies.

        In June 1998, we began to implement management changes, which resulted in a new senior management team. Since then, this management team has:

        LOWERED COSTS. We have delivered total recurring annualized run rate cost savings of $132 million by the end of 2001 under a global restructuring and rationalization plan originally announced in September 1998 and completed at the end of 2001. Cost saving achievements include a 15% reduction in our average graphite electrode production cost per metric ton since the 1998 fourth quarter and a 20% reduction in overhead since 1998. Cost of sales and overhead savings represent about 70% of the $132 million, with the balance being interest savings. In January 2002, we announced a new major cost savings plan that targets more than $80 million of further total recurring annual cost savings by 2004 (for a three-year cumulative total of $200 million in cost savings under the 2002 plan).

        REDUCED DEBT. From the end of 1998 through 2001, we reduced total debt and other long term obligations by over $200 million, $91 million of which represents the net proceeds from our public offering of common stock in July 2001.

        REALIGNED OUR BUSINESSES TO MAXIMIZE VALUE. In 2001, we realigned our businesses into two new operating divisions, our Graphite Power Systems Division and our Advanced Energy Technology Division. We believe that the realignment will allow each division to develop and implement strategies uniquely designed to maximize the value of its businesses, enter into strategic alliances and identify and implement manufacturing and sales rationalization and cost savings initiatives. We also believe that the realignment will allow us to identify opportunities to improve efficiencies in intellectual property management, global cash management and other corporate services. To reflect our new emphasis on graphite and carbon technology, our new competitive strategy and our new corporate vision, we requested and our stockholders approved a change in the name of UCAR International Inc. to GrafTech International Ltd.

                                  OUR DIVISIONS


GRAPHITE POWER SYSTEMS DIVISION

        Our Graphite Power Systems Division manufactures and delivers high quality graphite and carbon electrodes and cathodes and related services that are key components of the conductive power systems used to produce steel, aluminum and other non-ferrous metals. Graphite electrodes are consumed in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills." Graphite electrodes are also consumed in refining steel in ladle furnaces and in other smelting processes. Carbon electrodes are used in the production of silicon metal, a raw material primarily used in the manufacture of aluminum. Graphite and carbon cathodes are used in aluminum smelting.

        During 2001, net sales of this division, which represented 80% of our total net sales, were $525 million, with gross profit of $147 million. Despite difficult economic conditions during 2001, this division maintained a gross profit margin of about 28%.

        Because of its strong competitive position, we believe that this division is well positioned to benefit from the expected cyclical recovery in the production of steel and other metals.

        LOW COST SUPPLIER. We believe that our graphite electrode production cost structure is and will continue to be the lowest of all major producers. We believe that our network of state-of-the-art manufacturing facilities in diverse geographic regions, including Brazil, Mexico, South Africa, France, Spain and Russia, coupled with our planned joint venture manufacturing facility located in China, provides us with significant operational flexibility and an important cost advantage. We have aggressively reduced our graphite electrode production costs by closing higher cost facilities and redeploying much of that capacity to our larger, lower cost, strategically located facilities. Completed actions include the shutdown of graphite electrode manufacturing capacity in Canada, Germany and the U.S., coupled with incremental expansion of graphite electrode manufacturing capacity in Mexico, South Africa and Spain.

        LEADING MARKET SHARE. We are one of only two global producers of graphite and carbon electrodes and cathodes. We believe that this division has the leading market share in all of its major product lines.

        SIGNIFICANT BARRIERS TO ENTRY. We believe that the barriers to entrants in the graphite and carbon electrode industries are high. There have been no significant entrants since 1950. We estimate that our average capital investment to incrementally increase our annual graphite electrode manufacturing capacity would be less than 10% of the initial investment for "greenfield" capacity. We also believe that production of these materials requires a significant amount of expertise and know-how, which we believe is difficult for entrants to replicate in order to compete effectively.

        GRAPHITE ELECTRODES ARE USED IN THE HIGHER LONG TERM GROWTH SECTOR OF THE STEEL INDUSTRY. Graphite electrodes accounted for about 79% of this division's net sales during 2001. Graphite electrodes are consumed in the production of steel in "mini-mills." "Mini-mills" constitute the higher long term growth sector of the steel industry. Worldwide electric arc furnace steel production grew from about 14% of total steel production in 1970 to about 33% of total steel production in 2001.

        To maintain our strong competitive position, we have instituted a number of strategic initiatives to improve the cost structure, increase the revenues and maximize the cash flow generated by this division. These strategic initiatives include:

        PURSUING COST SAVINGS. We are focused on continuous cost improvement. We believe that key actions identified under our new major cost savings plan will enable us to reduce our average graphite electrode production cost by an additional 15% by 2004 as compared to 2001. These actions include:

        o the mothballing of our graphite electrode manufacturing capacity in Caserta, Italy, completed during the 2002 first quarter, ahead of schedule, combined with the redeployment of much of that capacity to our larger, lower cost graphite electrode manufacturing facilities in Mexico, France and Spain; and



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

        o the delivery of the balance of the full benefits from the completed closure of our U.S. graphite electrode manufacturing operations.

        LEVERAGING OUR GLOBAL PRESENCE WITH INDUSTRY LEADING CUSTOMERS. Capitalizing on our global leadership position and the continuing consolidation within the steel and other metals industries, we are prioritizing our sales and marketing efforts toward the world's larger global steel and other metals producers. These efforts focus on offering consistently high quality electrodes and technical services on a global basis at competitive prices.

        We believe that, as a result of these efforts and our diverse geographic locations, we are the producer of graphite electrodes best positioned to serve the global graphite electrode purchasing requirements of these steel producers. We believe that we have increased our market share of graphite electrodes sold to the ten largest electric arc furnace steel producers by about 4 percentage points in 2001 as compared to 2000. In 2001, six of our top ten graphite electrode customers were among the ten largest purchasers of graphite electrodes worldwide. To further strengthen our competitive advantage and expand our global manufacturing presence, we have entered into and begun performance under an agreement with Jilin Carbon Joint Stock Company, Ltd. ("JILIN") to form a joint venture, which, subject to receipt of required Chinese governmental approval and satisfaction of other conditions, is expected to produce and sell high quality graphite electrodes in China.

        We have a strategic alliance with Pechiney in the cathode business, which has allied us with the recognized world leader in aluminum smelting technology and which we believe positions us as the quality leader in the low cost production of high quality graphite cathodes. We believe that our graphite cathode technology will enable us to incrementally increase our market share of graphite cathodes sold upon the commencement of operation of the new, more efficient aluminum smelting furnaces that are being built, even as older furnaces are being shut down. Our cathode capacity is sold out for balance of 2002 and into the beginning of 2003.

        DELIVERING EXCEPTIONAL AND CONSISTENT QUALITY AND SERVICE. We believe that our products are among the highest quality available. We continue to work diligently to improve the quality and uniformity of our products on a worldwide basis, providing significant production efficiencies for our customers and the flexibility to source most orders from the facility that optimizes our profitability. We have a strong commitment to provide a high level of technical service to our customers, with more technical service engineers located in more countries than any of our competitors. We believe that we have the most extensive technical and customer service organization in our industry, which we use strategically to service key customers to our competitive advantage.


ADVANCED ENERGY TECHNOLOGY DIVISION

        Our Advanced Energy Technology Division develops, manufactures and sells high quality, highly engineered natural and synthetic graphite- and carbon-based energy technologies, products and services for both established and high-growth-potential markets. We currently sell these products primarily to the transportation, chemical, petrochemical, fuel cell power generation and electronic thermal management markets. In addition, we provide cost effective technical services for a broad range of markets and license our proprietary technology in markets where we do not anticipate engaging in manufacturing ourselves. During 2001, net sales of this division were $129 million, with gross profit of $38 million and gross profit margin of 29.6%.

        We are the world's leading manufacturer of natural graphite-based products, including flexible graphite. Flexible graphite is an excellent gasket and sealing material that to date has been used primarily in high temperature and corrosive environments in the automotive, chemical and petrochemical markets. Advanced flexible graphite can be used in the production of materials, components and products for proton exchange membrane fuel cells and fuel cell systems, electronic thermal management applications, industrial thermal management applications and battery and supercapacitor power storage applications. Our synthetic graphite- and carbon-based products range from established products, such as graphite and carbon refractories, graphite molds and rocket nozzles and cones, to new carbon composites used in the fuel cell power generation and electronic thermal management markets.

        We believe that the strengths of this division include:

        o   developing intellectual property;

        o developing and commercializing prototype and next generation products and services; and

        o establishing strategic alliances with leading customers and suppliers as well as key technology focused companies.

        We are leveraging our strengths to build the value of this division through the development and commercialization of proprietary technologies into high-growth-potential markets. We believe that our two largest growth opportunities are in the fuel cell power generation and electronic thermal management markets.

        Since December 2000, this division has entered into strategic alliances with Ballard Power Systems, the world's leader in fuel cell development, and two leading chip makers in electronic thermal management. This division has also entered into a strategic alliance with Conoco Inc. for carbon fiber technology and manufacturing services.

                               RECENT DEVELOPMENTS

        NEW MAJOR COST SAVINGS PLAN. In January 2002, we announced a new major cost savings plan designed to generate cost savings to strengthen our balance sheet. The key elements of the 2002 plan include:

        o the rationalization of graphite electrode manufacturing capacity at our higher cost facilities and the incremental expansion of capacity at our lower cost facilities;

        o the redesign and implementation of changes in our U.S. benefit plans for active and retired employees, which has been completed;

        o the implementation of work process changes, including consolidating and streamlining order fulfillment, purchasing, finance and accounting, and human resource processes, along with the identification and implementation of outsourcing opportunities;

        o   additional plant and corporate overhead cost reductions; and

        o the corporate realignment of our subsidiaries, consistent with the operational realignment of our divisions, to generate significant tax savings.

        We estimate that the 2002 plan will generate cumulative cost savings of about $45 million by the end of 2002, $120 million by the end of 2003 and $200 million by the end of 2004, and recurring annual cost savings of $80 million by the end of 2004. We expect that cost of sales and overhead savings will account for about 75% of the $80 million, with the balance being interest and tax savings. These savings are additive to those which we achieved by the end of 2001 under the global restructuring and rationalization plan that we originally announced in September 1998 and that is now completed. We delivered total recurring annualized run rate cost savings of $132 million by the end of 2001 under the 1998 plan. We estimate that the aggregate cash cost to implement the cost savings initiatives of the 2002 plan will be about $20 million. We estimate that the capacity expansion will cost an additional $15 million.

        ANNOUNCED ASSET SALES. We intend to sell real estate, non-strategic businesses and certain other non-strategic assets over the next two years. We estimate that the pre-tax, cash proceeds from these sales will total $75 million by the end of 2003. The non-strategic businesses contributed net sales of about $25 million in 2001.

        ISSUANCE OF INITIAL SENIOR NOTES. In February 2002, UCAR Finance Inc., our wholly owned special purpose finance subsidiary, issued $400 million aggregate principal amount of its 10 1/4% Senior Notes due 2012 (the "SENIOR NOTES"). We used $314 million of the net proceeds to repay term loans under the Senior Facilities and the balance of the net proceeds to reduce the outstanding balance under our revolving credit facility. After such repayment, the aggregate principal amount due on the term loans are: no payments in 2002, 2003 or 2004, $26 million in 2005, $26 million in 2006 and $164 million in 2007.

        ISSUANCE OF ADDITIONAL SENIOR NOTES. On May 6, 2002, UCAR Finance issued $150 million of additional Senior Notes. $75 million of the net proceeds from the offering of the additional Senior Notes was used to reduce the outstanding balance under our revolving credit facility and the balance was used to repay term loans under the Senior Facilities. After such repayment, the aggregate principal payments due on the term loans are: no payments in 2002, 2003, 2004, 2005, 2006 and $131 million in 2007.

        RECENT BANK AMENDMENTS. In connection with the February 2002 issuance of the Senior Notes, the Senior Facilities were amended to, among other things, permit us to issue the Senior Notes and use the net proceeds as described above.

        In connection with this amendment, our maximum permitted leverage ratio substantially increased, our minimum required interest coverage ratio substantially decreased and the manner in which those ratios are calculated was changed to provide us more flexibility (with full availability of our revolving credit facility) with respect to, among other things, the lawsuit initiated by us against our former parents and the provision of security for antitrust fines.

        In connection with the issuance of the additional Senior Notes in May 2002, the Senior Facilities were amended to, among other things, permit us to issue the additional Senior Notes and use the net proceeds as described above. In connection with this amendment, our financial covenants were changed to provide us with more flexibility and the maximum amount available under our revolving credit facility will be reduced from (euro)250 million to (euro)200 million. At March 31, 2002, on an as adjusted basis after giving effect to the offering of the additional Senior Notes and the application of the estimated net proceeds, the outstanding balance under our revolving credit facility would have been nil.

        OTHER MATTERS. We believe that satisfactory progress is being made on the planned asset sales, which are part of the 2002 plan, and that successful completion of those asset sales would strengthen our balance sheet. We maintain our aggressive net debt (total debt less cash, cash equivalents and short-term investments) goal of $500 million by the end of 2004 and have a nearer term target of $600 million by the end of 2003 or earlier, pending planned asset sales.

        In addition, as previously announced, we are implementing interest rate management initiatives to seek to minimize our interest expense and optimize our portfolio of fixed and variable interest rate obligations. In connection with those initiatives, we recently entered into a ten year interest rate swap for a notional amount of $200 million to effectively convert that amount of fixed rate debt to variable rate debt. We are targeting interest expense of $60 million for 2002, essentially the same as 2001.

        In January 2002, we finalized discussions with the U.S. Department of Justice to restructure the payment schedule for the remaining amount due on our 1998 antitrust fine (an aggregate of $57.5 million at April 30, 2002). Previously, we were scheduled to make payments of $18 million in the 2002 second quarter and $21 million in both the 2003 and 2004 second quarters. The revised payment schedule requires a $2.5 million payment in 2002 (which has been timely made), a $5.0 million payment in 2003 and, beginning with the 2004 second quarter, quarterly payments ranging from $3.25 million to $5.375 million through the 2007 first quarter. Interest will begin to accrue on the unpaid balance, commencing with the 2004 second quarter, at the statutory rate of interest then in effect. In January 2002, the statutory rate of interest was 2.13% per annum.

        We are a Delaware corporation. Our principal executive offices are located at Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, and our telephone number at that location is (302) 778-8227. We maintain a web site at http://www.graftechinternational.com, our subsidiary, Graftech, maintains a web site at http://www.graftech.com and our High Tech High Temp business unit maintains a web site at http://www.HT2.com. The information contained on these web sites is not part of this prospectus.

        On May 7, 2002, we changed our name from UCAR International Inc. to GrafTech International Ltd.


                                     RISK FACTORS

        AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS OR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS OR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


WE ARE DEPENDENT ON THE GLOBAL STEEL AND OTHER METALS INDUSTRIES. OUR RESULTS OF OPERATIONS MAY DETERIORATE DURING GLOBAL AND REGIONAL ECONOMIC DOWNTURNS.

        Our principal product, graphite electrodes, which accounted for about 63% of our total net sales in 2001, is sold primarily to the electric arc furnace steel production industry. Many of our other products are sold primarily to other metals industries and the transportation industry. These are global basic industries, and customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects demand for, and prices of, our products sold to these industries. Accordingly, we are directly affected by changes in global and regional economic conditions.

        In addition, demand for our products sold to these industries may be adversely affected by improvements in those products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers. We estimate that the average rate of consumption of graphite electrodes per metric ton of steel produced (called "SPECIFIC CONSUMPTION") declined from about 4.3 kilograms of graphite electrodes per metric ton of steel produced in 1990 to about 2.4 kilograms per metric ton in 2001. While we believe that the rate of decline of specific consumption over the long term has become lower, we believe that there was a slightly more significant decline in 2001 than would otherwise have been the case due to the shutdown of older, less efficient electric arc furnaces due to the severe downturn affecting the steel industry.

        As a result of global and regional economic conditions, reductions in rates of consumption and other factors, demand for our graphite electrodes and some of our other products sold to these industries has fluctuated significantly and prices have declined since 1998. These circumstances reduced our net sales and net income.

        Throughout 1998 and the 1999 first quarter, electric arc furnace steel production declined as a result of adverse global and regional economic conditions. A recovery began in the 1999 second quarter that lasted through mid-2000. Beginning in mid-2000, economic conditions began to weaken in North America, becoming more severe in the 2000 fourth quarter.

        The economic weakening in North America became more severe in 2001. In addition, the impact of the economic weakness in North America on other regional economies became more severe during 2001. This global economic weakness was exacerbated by the impact on economic conditions of the terrorist acts in the U.S. in September 2001. We believe that worldwide electric arc furnace steel production declined in 2001 by 2% as compared to 2000 (to a total of 275 million metric tons, about 33% of total steel production). This weakness continued into the 2002 second quarter.

        These fluctuations in electric arc furnace steel production resulted in corresponding fluctuations in demand for graphite electrodes. Overall pricing worldwide was weak. Although we implemented increases in local currency selling prices of our graphite electrodes in 2000 and early 2001 in Europe, the Asia Pacific region, the Middle East and South Africa, we have not been able to maintain all of these price increases. We continue to face pricing pressures worldwide.

        Demand and prices for most of our other products sold to other metals and the transportation industries were adversely affected by the same global and regional economic conditions that affected graphite electrodes.

        We believe that business conditions for most of our products (other than cathodes) will remain challenging through 2002 and that a recovery in the metals and transportation industries will not occur until the 2002 second half, at the earliest.

        We cannot assure you that the electric arc furnace steel production industry will continue to be the higher long term growth sector of the steel industry or that the other metals or transportation industries served by us will experience stability, growth or recovery from current economic conditions affecting them. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of graphite electrodes or our other products sold to these industries. An adverse change in global or certain regional economic conditions could materially adversely affect us.

ANY SUBSTANTIAL GROWTH IN NET SALES, CASH FLOW FROM OPERATIONS OR NET INCOME OF OUR ADVANCED ENERGY TECHNOLOGY DIVISION DEPENDS PRIMARILY ON SUCCESSFULLY DEVELOPING, INTRODUCING AND SELLING GRAPHITE AND CARBON TECHNOLOGY AND PRODUCTS FOR EMERGING APPLICATIONS ON A PROFITABLE BASIS. IF WE ARE NOT SUCCESSFUL, WE WILL NOT ACHIEVE OUR PLANNED GROWTH.

        Our planned growth depends on successful and profitable development and sale of:

        o materials and components for proton exchange membrane fuel cells and fuel cell systems;

        o electronic thermal management products, including thermal interface products, heat spreaders, heat sinks and heat pipes, for computer, communications, industrial, military, office equipment and automotive electronic applications;

        o fire retardant products for transportation applications and building and construction materials applications;

        o industrial thermal management products for high temperature process applications; and

        o conductive products for battery and supercapacitor power storage applications.

        Successful and profitable commercialization of technology and products is subject to various risks, including risks beyond our control, such as:

        o the possibility that we may not be able to develop viable products or, even if we develop viable products, that our products may not gain commercial acceptance;

        o the possibility that our commercially accepted products could be subsequently displaced by other technologies or products;

        o the possibility that, even if our products are incorporated in new products of our customers, our customers' new products may not become viable or commercially accepted or may be subsequently displaced;

        o the possibility that a mass market for commercially accepted products, or for our customers' products which incorporate our products, may not develop;

        o restrictions under our agreement with Ballard Power Systems on sales of our fuel cell materials and components to, and collaboration with, others; and

        o failure of our customers, including Ballard Power Systems, to purchase our products in the quantities that we expect.

        These risks could be impacted by adoption of new laws and regulations, changes in governmental programs, failure of necessary supporting systems (such as a fuel delivery infrastructure for fuel cells) to be developed, and consumer perceptions about costs, benefits and safety.


OUR FINANCIAL CONDITION COULD SUFFER IF WE EXPERIENCE UNANTICIPATED COSTS AS A RESULT OF ANTITRUST INVESTIGATIONS, LAWSUITS AND CLAIMS.

        Since 1997, we have been subject to antitrust investigations, lawsuits and claims. We recorded a pre-tax charge of $340 million against results of operations for 1997 and an additional pre-tax charge of $10 million against results of operations for the 2001 second quarter as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. At March 31, 2002, $101 million remained in this unfunded reserve. The balance of this reserve is available for the remaining balance of the fine payable by us to the U.S. Department of Justice that was imposed in 1998 (excluding imputed interest thereon), the fines assessed against us by the antitrust authorities of the European Union and Korea and other matters. The aggregate amount of remaining committed payments payable to the U.S. Department of Justice for imputed interest at March 31, 2002 was about $9 million. Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

        If such liabilities or expenses materially exceed the remaining uncommitted balance of this reserve or if the timing of payment thereof is sooner than anticipated, we may not be able to comply with the financial covenants under the Senior Facilities. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit the lenders to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities would permit the holders of our Senior Notes to accelerate the maturity of the Senior Notes. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could experience the consequences or be forced to take the actions described in the two following risk factors and the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them. We cannot assure you that we would be able to obtain any such waiver on acceptable terms or at all.


WE ARE HIGHLY LEVERAGED AND OUR SUBSTANTIAL DEBT AND OTHER OBLIGATIONS COULD LIMIT OUR FINANCIAL RESOURCES, OPERATIONS AND ABILITY TO COMPETE AND MAY MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC EVENTS.

        We are highly leveraged, and we have substantial obligations in connection with antitrust investigations, lawsuits and claims. At December 31, 2001, we had total debt of $638 million and a stockholders' deficit of $332 million. At March 31, 2002, we had a total debt of $696 million and a stockholders deficit of $343 million. A substantial portion of our debt has variable interest rates. In addition, we typically discount or factor a substantial portion of our accounts receivable. During 2001, certain of our subsidiaries sold receivables totaling $223 million, of which we estimate that $45 million was outstanding at December 31, 2001. During the 2002 first three months, certain of our subsidiaries sold receivables totaling $42 million, of which we estimate that $38 million was outstanding at March 31, 2002. We are dependent on our revolving credit facility, the availability of which depends on continued compliance with the financial covenants under the Senior Facilities, for liquidity.

        Our high leverage and our antitrust related obligations could have important consequences, including the following:

        o our ability to restructure or refinance our debt or obtain additional debt or equity financing for payment of these obligations, or for working capital, capital expenditures, acquisitions, strategic alliances or other general corporate purposes, may be impaired in the future;

        o a substantial portion of our cash flow from operations must be dedicated to debt service and payment of these antitrust related obligations, thereby reducing the funds available to us for other purposes;

        o an increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to servicing our debt, in lieu of other purposes;

        o we may have substantially more leverage and antitrust related obligations than certain of our competitors, which may place us at a competitive disadvantage; and

        o our leverage and our antitrust related obligations may hinder our ability to adjust rapidly to changing market conditions or other events and make us more vulnerable to insolvency, bankruptcy or other adverse consequences in the event of a downturn in general or certain regional economic conditions or in our business or in the event that these obligations are greater, or the timing of payment is sooner, than expected.


OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR OTHER OBLIGATIONS DEPENDS ON CERTAIN FACTORS BEYOND OUR CONTROL.

        Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including certain factors beyond our control such as, among other things, changes in global and regional economic conditions, developments in antitrust investigations, lawsuits and claims involving us, changes in our industry, changes in interest or currency exchange rates and inflation in raw materials, energy and other costs.

        If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to:

        o   reduce or delay capital expenditures;

        o   sell assets or businesses;

        o limit or discontinue, temporarily or permanently, business plans, activities or operations;

        o   obtain additional debt or equity financing; or

        o   restructure or refinance debt.

        We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.


WE ARE SUBJECT TO RESTRICTIVE COVENANTS UNDER OUR SENIOR FACILITIES AND THE INDENTURE RELATING TO OUR SENIOR NOTES. THESE COVENANTS COULD SIGNIFICANTLY AFFECT THE WAY IN WHICH WE CONDUCT OUR BUSINESS. OUR FAILURE TO COMPLY WITH THESE COVENANTS COULD LEAD TO AN ACCELERATION OF OUR DEBT.

        The Senior Facilities and the indenture relating to our Senior Notes (the "INDENTURE") contain a number of covenants that, among other things, significantly restrict our ability to:

        o   dispose of assets;

        o   incur additional indebtedness;

        o repay or refinance other indebtedness or amend other debt instruments;

        o   create liens on assets;

        o   enter into leases or sale/leaseback transactions;

        o   make investments or acquisitions;

        o   engage in mergers or consolidations;

        o   make certain payments and investments, including dividend payments;
            and

        o make capital expenditures or engage in certain transactions with subsidiaries and affiliates.

        The Senior Facilities also require us to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. In addition, pursuant to the Senior Facilities, we cannot borrow under our revolving credit facility:

        o if the aggregate amount of our payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt, other than the Senior Notes, incurred by us that is not incurred under the Senior Facilities, $24 million of which debt was outstanding at March 31, 2002); or

        o if the additional borrowings would cause us to breach the financial covenants contained therein.

        Further, substantially all of our assets in the U.S. are pledged to secure guarantees of the Senior Facilities by our domestic subsidiaries. In addition, our principal foreign operating subsidiaries are obligors under intercompany term notes and guarantees of those notes issued to UCAR Finance that are pledged to secure the Senior Notes. Our Swiss subsidiary is an obligor under an intercompany revolving note and our principal foreign subsidiaries are guarantors of that note. Such note and guarantees are pledged to secure the Senior Facilities. Most of the assets of the obligors under that intercompany revolving note and the related guarantees, which constitute a majority of our assets outside the U.S., are pledged to secure that note and those guarantees.

        We are currently in compliance with the covenants contained in the Senior Facilities and the Indenture. However, our ability to continue to comply may be affected by events beyond our control. The breach of any of the covenants contained in the Senior Facilities, unless waived by the lenders, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit the lenders to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. A breach of the covenants contained in the Indenture would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under our revolving credit facility. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could be forced to take the actions described in the preceding risk factor and the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them. We cannot assure you that we would have sufficient funds to make these accelerated payments or that we would be able to obtain any such waiver on acceptable terms or at all.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH OPERATIONS IN MULTIPLE COUNTRIES.

        We have significant international operations. In 2001, about 70% of our net sales was derived from sales outside of the U.S., and, at December 31, 2001, about 74% of our total property, plant and equipment and other long-lived assets was located outside the U.S. In addition, we have entered into and begun performance under an agreement with Jilin to form a joint venture which, subject to receipt of Chinese governmental approval and satisfaction of other conditions, is expected to produce and sell high quality graphite electrodes. As a result, we are subject to risks associated with operating in multiple countries, including:

        o currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting purposes, and impacts on results of operations due to the fact that costs of our foreign subsidiaries for our principal raw material, petroleum coke, are incurred in dollars even though their products are primarily sold in other currencies;

        o   imposition of or increases in customs duties and other tariffs;

        o imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars or euros, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

        o imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

        o imposition or increases in investment restrictions and other restrictions or requirements by non-U.S. governments;

        o inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

        o nationalization and other risks which could result from a change in government or other political, social or economic instability.

        We cannot assure you that such risks will not have a material adverse effect on us in the future.

        In general, our results of operations and financial condition are affected by inflation in each country in which we have a manufacturing facility. We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three calendar year period.

We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

OUR ABILITY TO GROW AND COMPETE EFFECTIVELY DEPENDS ON PROTECTING OUR INTELLECTUAL PROPERTY, INCLUDING THAT RELATING TO FUEL CELL POWER GENERATION, ELECTRONIC THERMAL MANAGEMENT AND OTHER IDENTIFIED OPPORTUNITIES. FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR PLANNED GROWTH.

        Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark and trade secret law to protect our intellectual property. Our issued patents relating to fuel cell power generation and electronic thermal management applications, which we believe are particularly important to our planned growth, will expire at various times between 2004 and 2018. Some of our intellectual property is not covered by any patent or patent application. Our patents are subject to complex factual and legal considerations, and there can be uncertainty as to the validity, scope and enforceability of any particular patent. Accordingly, we cannot assure you that:

        o any of the U.S. or foreign patents now or hereafter owned by us, or that third parties have licensed to us or may in the future license to us, will not be circumvented, challenged or invalidated;

        o any of the U.S. or foreign patents that third parties have licensed to us or may license to us in the future will not be licensed to others; or

        o any of our pending or future patent applications will be issued at all or with the breadth of claim coverage sought by us.

In addition, effective patent, trademark and trade secret protection may be unavailable, limited or not applied for in some foreign countries in which we operate.

        Our ability to maintain our proprietary intellectual property may be achieved in part by prosecuting claims against others whom we believe are infringing upon our rights and by defending against claims of intellectual property infringement brought by others against us. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting development of sales of the related products and diverting the efforts of our technical and management personnel, regardless of the outcome of such litigation.

        We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach or that such partners or employees will not assert rights to intellectual property arising out of these relationships.

        If necessary or desirable, we may seek licenses to intellectual property of others. However, we can give no assurance that we will obtain such licenses or that the terms of any such licenses will be acceptable to us.

        The failure to obtain a license from a third party for its intellectual property that is necessary to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

OUR CURRENT AND FORMER MANUFACTURING OPERATIONS ARE SUBJECT TO INCREASINGLY STRINGENT HEALTH, SAFETY AND ENVIRONMENTAL REQUIREMENTS.

        We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and neighboring properties and our current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution and decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. In addition, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.


WE ARE DEPENDENT ON SUPPLIES OF RAW MATERIALS AND ENERGY AT AFFORDABLE PRICES. OUR RESULTS OF OPERATIONS COULD DETERIORATE IF THAT SUPPLY IS SUBSTANTIALLY DISRUPTED FOR AN EXTENDED PERIOD.

        We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. The availability and price of raw materials and energy may be subject to curtailment or change due to:

        o limitations which may be imposed under new legislation or governmental regulations;

        o suppliers' allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

        o   interruptions in production by suppliers; and

        o   market and other events and conditions.

        Petroleum products, including petroleum coke, our principal raw material, and energy, particularly natural gas, have been subject to significant price fluctuations. Over the past several years, we have mitigated the effect of price increases on our results of operations through our cost reduction efforts. We cannot assure you that such efforts will successfully mitigate future increases in the price of petroleum coke or other raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.


OUR RESULTS OF OPERATIONS COULD DETERIORATE IF OUR MANUFACTURING OPERATIONS WERE SUBSTANTIALLY DISRUPTED FOR AN EXTENDED PERIOD.

        Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

OUR RESULTS OF OPERATIONS FOR ANY QUARTER ARE NOT NECESSARILY INDICATIVE OF OUR RESULTS OF OPERATIONS FOR A FULL YEAR.

        Sales of graphite electrodes and other products fluctuate from quarter to quarter due to such factors as changes in global and regional economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns in response to the announcement of price increases. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of graphite electrodes and other products, both globally and regionally.

        We have also experienced volatility with respect to prices of raw materials and energy, and it has frequently required several quarters of cost reduction efforts to mitigate increases in those prices. We expect to experience volatility in such prices in the future.

        Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.


THE GRAPHITE AND CARBON INDUSTRY IS HIGHLY COMPETITIVE. OUR MARKET SHARE, NET SALES OR NET INCOME COULD DECLINE DUE TO VIGOROUS PRICE AND OTHER COMPETITION.

        Competition in the graphite and carbon products industry (other than with respect to new products) is based primarily on price, product quality and customer service. Graphite electrodes, in particular, are subject to rigorous price competition. Price increases by us or price reductions by our competitors, decisions by us with respect to maintaining profit margins rather than market share, technological developments, changes in the desirability or necessity of entering into long term fixed price supply contracts with customers, or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

        Competition with respect to new products is, and is expected to be, based primarily on product innovation, performance and cost effectiveness as well as customer service.

        Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect our results of operations, cash flows or financial condition.


WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY IMPLEMENT ANY STRATEGIC ALLIANCES FOR ANY OF OUR BUSINESSES.

        One of our key strategies is establishment and expansion of strategic alliances to reduce our average cost of sales, expand our share of various geographic markets, expand our product lines or technology, or strengthen our businesses. We cannot assure you that any alliance will be completed or as to the timing, terms or benefits of any alliance that may be completed.


WE MAY NOT BE ABLE TO COMPLETE OUR PLANNED ASSET SALES.

        We intend to sell real estate, non-strategic businesses and certain other non-strategic assets over the next two years. We cannot assure you if or when we will be able to complete these sales or that we will realize proceeds therefrom that meet our current expectations.

WE CANNOT ASSURE YOU THAT THE CORPORATE REALIGNMENT OF OUR SUBSIDIARIES WILL BE COMPLETED IN THE 2002 FIRST HALF.

        We are currently in the process of realigning the corporate organizational structure of our subsidiaries, which we expect to be substantially completed in the 2002 first half. We cannot assure you that the realignment will be completed on a timely basis or at all. If completion is delayed or the realignment is not completed, we may not achieve some of our targeted cost savings when anticipated or at all.


WE MAY NOT ACHIEVE THE COST SAVINGS TARGETED UNDER THE 2002 PLAN.

        Our targeted cost savings under the 2002 plan are based on assumptions regarding the costs and savings associated with the activities undertaken and to be undertaken as part of the 2002 plan. We cannot assure you that these assumptions are correct or that we will be able to implement these activities at the anticipated costs, if at all. If the costs associated with these activities are higher than anticipated or if we are unable to implement the activities as and when we have assumed, we may not be able to meet our cost savings targets.


THERE ARE PROVISIONS IN SOME OF OUR IMPORTANT DOCUMENTS THAT COULD HAVE THE EFFECT OF PREVENTING A CHANGE IN CONTROL OF US.

        Our Certificate of Incorporation and By-Laws contain provisions concerning voting, issuance of preferred stock, removal of officers and directors and other matters that may have the effect of discouraging, delaying or preventing a change in control of us. In addition, our board of directors has adopted a stockholder rights plan that may have the same affect. Further, the Senior Facilities restrict certain events that would constitute a change in control and provide that certain events which would constitute a change in control would also constitute an event of default. We cannot assure you that we will have the financial resources necessary to repay the Senior Facilities upon the occurrence of such an event of default.


OUR STOCK PRICE MAY BE VOLATILE DUE TO THE NATURE OF OUR BUSINESS, WHICH COULD AFFECT THE SHORT-TERM VALUE OF YOUR INVESTMENT.

        The stock market has from time to time experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, following this offering, including:

        o   failure to meet product development and commercialization goals;

        o   quarterly fluctuations in our results of operations;

        o net sales and results of operations failing to meet the expectations of securities analysts or investors;

        o downward revisions in securities analysts' revenue or earnings estimates or changes in general market conditions;

        o   technological innovations or strategic actions by our competitors;

        o speculation in the press or investor perception concerning our industry or our prospects; or

        o   general economic factors unrelated to our performance.

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

        In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management's attention and resources.

                       USE OF PROCEEDS AND SELLING HOLDER

        We have adopted a grantor trust to assist us in providing for payment of certain benefit plan obligations to management which are otherwise payable out of our general assets. These obligations include accrued benefits under nonqualified retirement plans and severance obligations under employment and other agreements. The trust contains a benefits protection account which makes funds available to assist plan participants and their beneficiaries in enforcing their claims with respect to those obligations upon a change of control. We may from time to time contribute assets to or, with the approval of a majority of our board of directors, withdraw assets from the trust (other than from a benefits protection account established within the trust, to which $250,000 has been contributed), except that no withdrawal can be made after a change of control until all such obligations are paid or discharged.

        We have issued and contributed the 426,400 shares of common stock offered hereby to an account within the trust maintained with respect to our obligations under our nonqualified benefit plans. We have instructed the trust to sell these shares promptly and in an orderly fashion. The net proceeds from such sales are expected to be used to discharge and pay these obligations; however, prior to a change of control, we may withdraw a portion or all of these net proceeds from the trust and use them for general corporate or other purposes. Because we may withdraw from the trust the shares contributed to the trust and/or the proceeds received from any sales of such shares prior to a change of control, sales of these shares are deemed to be sales by us for purposes of Federal securities laws.

        Our board of directors may amend or terminate the trust at any time prior to a change of control. Upon a change of control, the trust becomes irrevocable, and we are required to make contributions to the trust sufficient to discharge and pay such obligations. Upon a change of control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits thereunder. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

                              PLAN OF DISTRIBUTION

        We have instructed the trust to sell the shares offered hereby promptly and in an orderly fashion. We have authorized the trust to use its discretion as to the specific timing, process and other terms of sale of the shares. The trust may sell the shares offered hereby on any stock exchange, market or trading facility on which the shares are traded, in block trades or in private transactions. These sales may be at fixed or negotiated prices. The trust may offer the shares:

        o   directly to purchasers;

        o   to or through underwriters;

        o   through dealers, agents or institutional investors; or

        o   through a combination of such methods.

        The trustee will receive no compensation or commissions in connection with the sale of the shares offered hereby other than normal fees and expenses for administering the trust. The trust will not make any direct or indirect investment in the shares offered hereby nor induce any prospective purchaser to make such an investment.

                                  LEGAL MATTERS

        The legality of our common stock offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut.

                                     EXPERTS

        The consolidated financial statements of GrafTech International Ltd. (formerly known as UCAR International Inc.) and subsidiaries as of and for the year ended December 31, 2001 incorporated by reference in this registration statement from our Registration Statement No. 333-87302 on Form S-4 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of GrafTech International Ltd. (formerly known as UCAR International Inc.) and subsidiaries as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE  INFORMATION
CONTAINED OR  INCORPORATED  BY REFERENCE
IN  THIS   PROSPECTUS.   WE   HAVE   NOT
AUTHORIZED  ANYONE TO  PROVIDE  YOU WITH
INFORMATION  THAT IS  DIFFERENT.  WE ARE
OFFERING TO SELL,  AND SEEKING OFFERS TO
BUY,  THESE  SECURITIES  ONLY,  AND THIS
PROSPECTUS   MAY  BE   USED   ONLY,   IN
JURISDICTIONS  WHERE OFFERS AND SALES OF
THESE  SECURITIES  ARE  PERMITTED.   THE
INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE  IN  THIS  PROSPECTUS  MAY  BE
ACCURATE   ONLY  ON  THE   DATE  OF  THE
DOCUMENT CONTAINING THE INFORMATION.

                                                 GRAFTECH INTERNATIONAL LTD.


                                                      426,400 Shares
                                                       Common Stock

                TABLE OF CONTENTS

                                           PAGE
                                           ----          PROSPECTUS

Where You Can Find More Information..........2
Incorporation of Documents by Reference......2
Forward-Looking Statements...................3
The Company..................................5
Risk Factors................................11
Use of Proceeds and Selling Holder..........22
Plan of Distribution........................22
Legal Matters...............................23
Experts.....................................23

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered. The expenses shall be paid by the registrant.

    SEC registration fee...............................              $ 500
    Legal fees and expenses............................             10,000
    Accounting fees and expenses.......................              5,000
    Miscellaneous......................................              4,500
                                                                 ---------
           Total.......................................            $20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "Law") provides as follows:

     "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and

(b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Section 102(b)(7) of the Law provides as follows:

     "(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with
Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title."

     The registrant maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

     In addition, in response to this Item 15, the following information is incorporated by reference: the information included in the description of the registrant's capital stock contained in the registrant's Registration Statement on Form 8-A dated July 28, 1995, as updated by any amendment or report filed for the purpose of updating such description; the description of the rights contained in the registrant's Registration Statement on Form 8-A dated September 10, 1998, as updated by any amendment or report filed for the purpose of updating such description; Articles Tenth and Eleventh of the Amended and Restated Certificate of Incorporation of the registrant incorporated by reference as Exhibit 4.1 to this registration statement; and Article V of the Amended and Restated By-Laws of the registrant incorporated by reference as
Exhibit 4.2 to this registration statement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits listed in the following table have been filed as part of this registration statement.

  EXHIBIT
   NUMBER                     DESCRIPTION OF EXHIBIT
   ------                     ----------------------
   4.1(1) Amended and Restated Certificate of Incorporation of the registrant.

   4.1(a)(2)  Certificate of Designations of Series A Junior Participating
              Preferred Stock.

   4.1(b)(3)  Certificate of Amendment to Amended and Restated  Certificate of
              Incorporation of the registrant.

   4.2(1)     Amended and Restated By-Laws of the registrant.

   4.2(a)(2)  Amendment to By-Laws of the registrant.

   4.3(2) Rights Agreement dated as of August 7, 1998 between the registrant and The Bank of New York, as Rights Agent.

   4.3(a)(4)  Amendment No. 1 to such Rights Agreement dated as of November 1,
              2000.

   5.1* Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereby.

  23.1*       Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

  23.2**      Consent of KPMG LLP.

  23.3**      Consent of Deloitte & Touche LLP.

  24.1*       Powers of Attorney.

--------------
 * Previously filed
** Filed herewith

(1) Incorporated by reference to the registrant's Registration Statement on Form S-1 (Registration No. 33-94698).
(2) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).
(3) Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-13888).
(4) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-13888).

     (b)    Financial Statement Schedules

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on this 19th day of July 2002.

                                           GRAFTECH INTERNATIONAL LTD.


                                           By:   /S/ CORRADO F. DE GASPERIS
                                              ----------------------------------
                                              Name:  Corrado F. De Gasperis
                                              Title: Vice President, Chief
                                                     Financial Officer and
                                                     Chief Information Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               SIGNATURES                                TITLE                       DATE
               ----------                                -----                       ----
                    *                         Chief Executive Officer and       July 19, 2002
-----------------------------------------              Director
           Gilbert E. Playford               (Principal Executive Officer)

       /S/ CORRADO F. DE GASPERIS           Vice President, Chief Financial     July 19, 2002
-----------------------------------------    Officer and Chief Information
         Corrado F. De Gasperis                         Officer
                                                (Principal Financial and
                                                  Accounting Officer)

                    *                                  Director                 July 19, 2002
-----------------------------------------
           R. Eugene Cartledge

                    *                                  Director                 July 19, 2002
-----------------------------------------
            Mary B. Cranston

                    *                                  Director                 July 19, 2002
-----------------------------------------
              John R. Hall

                    *                                  Director                 July 19, 2002
-----------------------------------------
             Thomas Marshall

                    *                                  Director                 July 19, 2002
-----------------------------------------
           Ferrell P. McClean



                                      II-6


               SIGNATURES                                TITLE                       DATE
               ----------                                -----                       ----


                    *                                  Director                 July 19, 2002
-----------------------------------------
             Michael C. Nahl


*By     /S/ CORRADO F. DE GASPERIS
-----------------------------------------
         Corrado F. De Gasperis
            Attorney-in-Fact


                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER                     DESCRIPTION OF EXHIBIT
   ------                     ----------------------
   4.1(1) Amended and Restated Certificate of Incorporation of the registrant.

   4.1(a)(2)  Certificate of Designations of Series A Junior Participating
              Preferred Stock.

   4.1(b)(3)  Certificate of Amendment to Amended and Restated  Certificate of
              Incorporation of the registrant.

   4.2(1)     Amended and Restated By-Laws of the registrant.

   4.2(a)(2)  Amendment to By-Laws of the registrant.

   4.3(2) Rights Agreement dated as of August 7, 1998 between the registrant and The Bank of New York, as Rights Agent.

   4.3(a)(4)  Amendment No. 1 to such Rights Agreement dated as of November 1,
              2000.

   5.1* Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereby.

  23.1*       Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

  23.2**      Consent of KPMG LLP.

  23.3**      Consent of Deloitte & Touche LLP.

  24.1*       Powers of Attorney.

--------------
 * Previously filed
** Filed herewith

(1) Incorporated by reference to the registrant's Registration Statement on Form S-1 (Registration No. 33-94698).
(2) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).
(3) Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-13888).
(4) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-13888).



                                      II-8